Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 to be filed on or about January 31, 2022, of our report dated March 24, 2021, related to the consolidated financial statements of Reliance Global Group, Inc. and Subsidiaries as of and for the year ended December 31, 2020 and 2019, which appears in this Registration Statement of Reliance Global Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Form S-1.

/s/ Mazars USA LLP

Fort Washington, Pennsylvania

January 31, 2022

Mazars USA LLP is an independent member firm of Mazars Group.